EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S−3 and related prospectuses of our report dated February 25, 2011, relating to our audit of the consolidated financial statements of Akeena Solar, Inc. (d/b/a Westinghouse Solar) which appears in the Annual Report on Form 10−K of Akeena Solar, Inc. (d/b/a Westinghouse Solar) for the year ended December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
March 16, 2011